UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                        Arpeggio Acquisition Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  042689 10 9
                                 --------------
                                 (CUSIP Number)

                                  June 30, 2004
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|  Rule 13d-1(b)
        |X|  Rule 13d-1(c)
        |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 042689 10 9                 13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                     New York

--------------------------------------------------------------------------------

                                  5   SOLE VOTING POWER
                                      200,000 shares
           Number of              ----------------------------------------------
             Shares
          Beneficially            6   SHARED VOTING POWER
            Owned By                  0 shares
              Each                ----------------------------------------------
           Reporting
             Person               7   SOLE DISPOSITIVE POWER
              With                    200,000 shares
                                  ----------------------------------------------

                                  8   SHARED DISPOSITIVE POWER
                                      0 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 200,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.4%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 042689 10 9                 13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------

                                  5   SOLE VOTING POWER
                                      121,000 shares
           Number of              ----------------------------------------------
             Shares
          Beneficially            6   SHARED VOTING POWER
            Owned By                  380,000 shares
              Each                ----------------------------------------------
           Reporting
             Person               7   SOLE DISPOSITIVE POWER
              With                    121,000 shares
                                  ----------------------------------------------

                                  8   SHARED DISPOSITIVE POWER
                                      380,000 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 501,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      6.0%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 042689 10 9                 13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Marilyn Rubenstein

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------

                                  5   SOLE VOTING POWER
                                      0 shares
           Number of              ----------------------------------------------
             Shares
          Beneficially            6   SHARED VOTING POWER
            Owned By                  380,000 shares
              Each                ----------------------------------------------
           Reporting
             Person               7   SOLE DISPOSITIVE POWER
              With                    0 shares
                                  ----------------------------------------------

                                  8   SHARED DISPOSITIVE POWER
                                      380,000 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 380,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      4.6%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 042689 10 9                 13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Woodland Venture Fund

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                     New York

--------------------------------------------------------------------------------

                                  5   SOLE VOTING POWER
                                      120,000 shares
           Number of              ----------------------------------------------
             Shares
          Beneficially            6   SHARED VOTING POWER
            Owned By                  0 shares
              Each                ----------------------------------------------
           Reporting
             Person               7   SOLE DISPOSITIVE POWER
              With                    120,000 shares
                                  ----------------------------------------------

                                  8   SHARED DISPOSITIVE POWER
                                      0 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 120,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      1.4%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 042689 10 9                 13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Seneca Ventures

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                     New York

--------------------------------------------------------------------------------

                                  5   SOLE VOTING POWER
                                      60,000 shares
           Number of              ----------------------------------------------
             Shares
          Beneficially            6   SHARED VOTING POWER
            Owned By                  0 shares
              Each                ----------------------------------------------
           Reporting
             Person               7   SOLE DISPOSITIVE POWER
              With                    60,000 shares
                                  ----------------------------------------------

                                  8   SHARED DISPOSITIVE POWER
                                      0 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  60,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      0.7%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 042689 10 9                 13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Services Corp.

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                     New York

--------------------------------------------------------------------------------

                                  5   SOLE VOTING POWER
                                      0 shares
           Number of              ----------------------------------------------
             Shares
          Beneficially            6   SHARED VOTING POWER
            Owned By                  180,000 shares
              Each                ----------------------------------------------
           Reporting
             Person               7   SOLE DISPOSITIVE POWER
              With                    0 shares
                                  ----------------------------------------------

                                  8   SHARED DISPOSITIVE POWER
                                      180,000 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 180,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.2%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       CO

--------------------------------------------------------------------------------

ITEM 1.

             (a) Name of Issuer:

                 Arpeggio Acquisition Corporation

             (b) Address of Issuer's Principal Executive Offices:

                 10 East 53rd Street
                 36th Floor
                 New York, New York 10022

ITEM 2.

1.           (a) Name of Person  Filing:         Woodland  Partners
             (b) Address of Principal Business Office, or, if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
             (c) Place of Organization:          New York
             (d) Title of Class of  Securities:  Common Stock, $0.0001 par value per share
             (e) CUSIP Number:                   042689 10 9

2.           (a) Name of Person  Filing:         Barry  Rubenstein
             (b) Address of Principal Business Office, or, if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
             (c) Citizenship:                    United States
             (d) Title of Class of  Securities:  Common  Stock, $0.001 par value per share
             (e) CUSIP Number:                   042689 10 9

3.           (a) Name of Person Filing:          Marilyn  Rubenstein
             (b) Address of Principal Business Office, or, if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
             (c) Citizenship:                    United States
             (d) Title of Class of  Securities:  Common  Stock, $0.001 par value per share
             (e) CUSIP Number:                   042689 10 9

4.           (a) Name of Person Filing:          Woodland  Venture Fund
             (b) Address of Principal Business Office, or, if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
             (c) Place of Organization:          New York
             (d) Title of Class of  Securities:  Common Stock, $0.0001 par value per share
             (e) CUSIP Number:                   042689 10 9

5.           (a) Name of Person  Filing:         Seneca  Ventures
             (b)  Address of Principal Business Office, or, if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
             (c) Place of Organization:          New York
             (d) Title of Class of  Securities:  Common Stock, $0.0001 par value per share
             (e) CUSIP Number:                   042689 10 9

6.           (a) Name of Person Filing:          Woodland Services Corp.
             (b) Address of Principal Business Office, or, if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
             (c) Place of Organization:          New York
             (d) Title of Class of  Securities:  Common Stock, $0.0001 par value per share
             (e) CUSIP Number:                   042689 10 9

ITEM 3.      If  this   statement  is  filed   pursuant  to ss.240.13d-1(b)   or
             240.13d-2(b) or (c), check whether the person is a:

             (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

             (b) [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

             (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

             (d) [ ] Investment company as registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

             (e) [ ]    An    investment     adviser    in    accordance    with
                        ss.240.13d-1(b)(1)(ii)(E).

             (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

             (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

             (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

             (i) [ ]    A church plan that is excluded from the definition of an
                        investment   company  under  section   3(c)(14)  of  the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3).

             (j) [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP.

             The reporting persons purchased units (the "Units"). Each Unit consists of one share of common stock, 0.0001 par value per share (the "Common Stock"), and two redeemable common stock purchase warrants (the "Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.00. Each Warrant becomes exercisable on the later to occur of the Issuer's completion of a business combination, or June 24, 2005, and expires on June 23, 2008, or earlier upon redemption.

1.           Woodland Partners:
             (a) Amount Beneficially Owned:  200,000(1,2) shares.
             (b) Percent of  Class:  2.4%
             (c) Number of shares as to which  such  person has:
                 (i)    sole power to vote or to direct the vote:
                        200,000(1,2) shares.
                 (ii)   shared  power to vote or to direct the  vote: 0 shares.
                 (iii)  sole  power to dispose or to direct the disposition of:
                        200,000(1,2) shares.
                 (iv)   shared power to dispose or to direct the disposition of:
                        0 shares.

2.           Barry Rubenstein:
             (a) Amount  Beneficially  Owned:  501,000(1,2,3,4,5,6,7,8,9)shares.
                 Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.
             (b) Percent of Class:  6.0%
             (c) Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote:
                        121,000(3,4) shares.
                 (ii)   shared  power to vote or to direct the vote:
                        380,000(1,2,5,6,7,8,9)shares.
                 (iii)  sole power to dispose or to direct the disposition of:
                        121,000(3,4) shares.
                 (iv)   shared power to dispose or to direct the disposition of:
                        380,000(1,2,5,6,7,8,9) shares.

3.           Marilyn Rubenstein:
             (a) Amount  Beneficially  Owned:   380,000(1,2,5,6,7,8,9)   Marilyn
                 Rubenstein is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.
             (b) Percent of Class:  4.6%
             (c) Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote:  0 shares.
                 (ii)   shared power to vote or to direct the vote:
                        380,000(1,2,5,6,7,8,9)shares.
                 (iii)  sole power to dispose or to direct the disposition of:
                        0 shares.
                 (iv)   shared power to dispose or to direct the disposition of:
                        380,000(1,2,5,6,7,8,9) shares.

------------------------------
(1)  Includes 200,000 shares of Common Stock owned by Woodland Partners.
(2) Does not include 400,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.
(3) Includes 121,000 shares of Common Stock owned by the Barry Rubenstein Rollover IRA account.
(4) Does not include 242,000 shares of Common Stock issuable upon the exercise of the Warrants held by the Barry Rubenstein Rollover IRA account.

4.           Woodland Venture Fund:
             (a) Amount Beneficially Owned:  120,000(5,6) shares.
             (b) Percent of  Class:  1.4%
             (c) Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote:
                        120,000(5,6) shares.
                 (ii)   shared power to vote or to direct the vote:  0 shares.
                 (iii)  sole power to dispose or to direct the disposition of:
                        120,000(5,6) shares.
                 (iv)   shared power to dispose or to direct the disposition of:
                        0 shares.

5            Seneca Ventures:
             (a) Amount Beneficially Owned: 60,000(7,8) shares.
             (b) Percent of Class:  0.7%
             (c) Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote:
                        60,000(7,8) shares.
                 (ii)   shared power to vote or to direct the vote:  0 shares.
                 (iii)  sole power to dispose or to direct the disposition of:
                        60,000(7,8) shares.
                 (iv)   shared power to dispose or to direct the disposition of:
                        0 shares.

6.           Woodland Services Corp.:
             (a) Amount Beneficially Owned:  180,000(5,6,7,8,9) shares. Woodland
                 Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.
             (b) Percent of Class:  2.2%
             (c) Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote: 0 shares.
                 (ii)   shared power to vote or to direct the vote:
                        180,000(5,6,7,8,9) shares.
                 (iii)  sole power to dispose or to direct the disposition of:
                        0 shares.
                 (iv)   shared power to dispose or to direct the disposition of:
                        180,000(5,6,7,8,9) shares.

             A Joint Filing Agreement is attached hereto as Exhibit A.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.

------------------------------
(5)  Includes 120,000 shares of Common Stock owned by Woodland Venture Fund.
(6) Does not include 240,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Venture Fund.
(7)  Includes 60,000 shares of Common Stock owned by Seneca Ventures.
(8) Does not include 120,000 shares of Common Stock issuable upon the exercise of the Warrants held by Seneca Ventures.
(9) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable.

ITEM 10.     CERTIFICATION.

             (b) The following  certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                 By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

             After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:       July 7, 2004


                            WOODLAND VENTURE FUND


                            By:/s/ Barry Rubenstein
                               -------------------------------------------------
                               Barry Rubenstein, a General Partner


                            SENECA VENTURES


                            By:/s/ Barry Rubenstein
                               -------------------------------------------------
                               Barry Rubenstein, a General Partner


                            WOODLAND PARTNERS


                            By:/s/ Barry Rubenstein
                               -------------------------------------------------
                               Barry Rubenstein, a General Partner


                            WOODLAND SERVICES CORP.


                            By:/s/ Barry Rubenstein
                               -------------------------------------------------
                               Barry Rubenstein, President


                               /s/ Barry Rubenstein
                               -------------------------------------------------
                                Barry Rubenstein


                               /s/ Marilyn Rubenstein
                               -------------------------------------------------
                               Marilyn Rubenstein


ATTENTION:   INTENTIONAL  MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE  FEDERAL
             CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                       13G
                                    EXHIBIT A
                             JOINT FILING AGREEMENT

             The undersigned hereby agree that the Statement on Schedule 13G with respect to the shares of Common Stock, $0.0001 par value per share, of Arpeggio Acquisition Corporation and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

             This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:       July 7, 2004


                            WOODLAND VENTURE FUND


                            By:/s/ Barry Rubenstein
                               -------------------------------------------------
                               Barry Rubenstein, a General Partner


                            SENECA VENTURES


                            By:/s/ Barry Rubenstein
                               -------------------------------------------------
                               Barry Rubenstein, a General Partner


                            WOODLAND PARTNERS


                            By:/s/ Barry Rubenstein
                               -------------------------------------------------
                               Barry Rubenstein, a General Partner


                            WOODLAND SERVICES CORP.


                            By:/s/ Barry Rubenstein
                               -------------------------------------------------
                               Barry Rubenstein, President


                               /s/ Barry Rubenstein
                               -------------------------------------------------
                                Barry Rubenstein


                               /s/ Marilyn Rubenstein
                               -------------------------------------------------
                               Marilyn Rubenstein